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                                                             EXHIBIT - 99.(a)(z)

                              THE CHINA FUND, INC.
                       PROXY VOTING POLICY AND PROCEDURES

The Board of Directors of The China Fund, Inc. (the "Fund") hereby adopts the following policy and procedures with respect to voting proxies relating to Fund securities managed by Martin Currie Inc. and Asian Direct Capital Management (the "Listed Investment Manager" and the "Direct Investment Manager", respectively and the "Investment Managers", collectively).

I.       POLICY

It is the policy of the Board of Directors of the Fund (the "Board") to delegate the responsibility for voting proxies relating to securities held by the Fund to the Investment Managers as a part of the Managers' general management of the Fund's assets, subject to the Board's continuing oversight. The Board of Directors of the Fund hereby delegates such responsibility to the Investment Managers, and directs each Investment Manager to vote proxies relating to Fund portfolio securities managed by the Investment Manager consistent with the duties and procedures set forth below. The Investment Managers may retain one or more vendors to review, monitor and recommend how to vote proxies in a manner consistent with the duties and procedures set forth below, to ensure such proxies are voted on a timely basis and to provide reporting and/or record retention services in connection with proxy voting for the Fund.

II.      FIDUCIARY DUTY

The right to vote a proxy with respect to securities held by the Fund is an asset of the Fund. Each Investment Manager, to which authority to vote on behalf of the Fund is delegated, acts as a fiduciary of the Fund and must vote proxies in a manner consistent with the best interest of the Fund and its shareholders. In discharging this fiduciary duty, each Investment Manager must maintain and adhere to its policies and procedures for addressing conflicts of interest and must vote in a manner substantially consistent with its policies, procedures and guidelines, as presented to the Board.

III.     PROCEDURES

The following are the procedures adopted by the Board for the administration of this policy:

         A. Review of Investment Managers' Proxy Voting Procedures. The Investment Managers shall present to the Board their policies, procedures and other guidelines for voting proxies at least annually, and must notify the Board promptly of material changes to any of these documents, including changes to policies addressing conflicts of interest.

         B. Voting Record Reporting. Each Investment Manager shall provide the voting record information necessary for the completion and filing of Form-NPX to the Fund at least annually. Such voting record information shall be in a form acceptable to the Fund and shall be provided at such time(s) as are required for the timely filing of Form-NPX and at such additional time(s) as the Fund and the Investment Manager may agree from time to time. With respect to those proxies that an Investment Manager has identified as

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         involving a conflict of interest (1), the Investment Manager shall submit a separate report indicating the nature of the conflict of interest and how that conflict was resolved with respect to the voting of the proxy.

         C. Record Retention. The each Investment Manager shall maintain such records with respect to the voting of proxies as may be required by the Investment Advisers Act of 1940 and the rules promulgated thereunder or by the Investment Company Act of 1940 and the rules promulgated thereunder.

         D. Conflicts of Interest. Any actual or potential conflicts of interest between or an Investment Manager and the Fund's shareholders arising from the proxy voting process will be addressed by the relevant Investment Manager and the Investment Manager's application of its proxy voting procedures pursuant to the delegation of proxy voting responsibilities to the Investment Manager. In the event that the Investment Manager notifies the officer(s) of the Fund that a conflict of interest cannot be resolved under the Investment Manager's Proxy Voting Procedures, such officer(s) are responsible for notifying the Chairman of the Board of the Fund of the irreconcilable conflict of interest and assisting the Chairman with any actions he determines are necessary.

IV.      REVOCATION

The delegation by the Board of the authority to vote proxies relating to securities of the Fund is entirely voluntary and may be revoked by the Board, in whole or in part, at any time.

V.       ANNUAL FILING

The Fund shall file an annual report of each proxy voted with respect to securities of the Fund during the twelve-month period ended June 30 on Form N-PX not later than August 31 of each year.(2)

VI.      DISCLOSURES

         A. The Fund shall include in its annual report filed on Form N-CSR:

--------------------

(1) As it is used in this document, the term "conflict of interest" refers to a situation in which the Investment Managers or affiliated persons of the Investment Managers have a financial interest in a matter presented by a proxy other than the obligation they incur as Investment Managers to the Fund which could potentially compromise the Investment Managers' independence of judgment and action with respect to the voting of the proxy.

(2) The Fund must file its first report on Form N-PX not later than August 31, 2004, for the twelve-month period beginning July 1, 2003, and ending June 30, 2004.

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                  1. a description of this policy and of the policies and
                  procedures used by the Fund and the Investment Managers to determine how to vote proxies relating to portfolio securities or copies of such policies and procedures; and

                  2. a statement disclosing that a description of the policies and procedures used by or on behalf of the Fund to determine how to vote proxies relating to securities of the Fund is available without charge, upon request, by calling the Fund's toll-free telephone number; through a specified Internet address, if applicable; and on the SEC's website; and

                  3. a statement disclosing that information regarding how the Fund voted proxies relating to Fund securities during the most recent 12-month period ended June 30 is available without charge, upon request, by calling the Fund's toll-free telephone number; or through a specified Internet address; or both; and on the SEC's website.

VII.     REVIEW OF POLICY

The Board shall review from time to time this policy to determine its sufficiency and shall make and approve any changes that it deems necessary from time to time.

Adopted: September 12, 2003

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         PROXY VOTING POLICY
         ASIAN DIRECT CAPITAL MANAGEMENT

INTRODUCTION

Asian Direct Capital Management ("ADCM") seeks to vote proxies in the best interests of its clients. In the ordinary course, this entails voting proxies in a way which ADCM believes will maximize the monetary value of each portfolio's holdings. ADCM takes the view that this will benefit our direct clients (e.g. investment funds) and, indirectly, the ultimate owners and beneficiaries of those clients (e.g. fund shareholders).

Oversight of the proxy voting process is the responsibility of the ADCM Investment Committee. ADCM's Compliance Officer is responsible for implementing processes and procedures to ensure the objectives of this policy are properly carried out. In addition to voting proxies, ADCM:

         1) describes its proxy voting procedures to its clients in Part II of its Form ADV;

         2) provides the client with this written proxy policy, upon request;

         3) discloses to its clients how they may obtain information on how ADCM voted the client's proxies;

         4)       matches proxies received with holdings as of record date;

         5) reconciles holdings as of record date and rectifies any discrepancies;

         6) generally applies its proxy voting policy consistently and keeps records of votes for each client;

         7)       documents the reason(s) for voting for all non-routine items;
                  and

         8) keeps records of such proxy voting available for inspection by the client or governmental agencies.

PROCESS

All proxies received on behalf of ADCM clients are voted according to our guidelines listed below, as long as there are no special circumstances relating to that company or proxy request.

However, from time to time, proxy votes will be solicited which (i) involve special circumstances and require additional research and discussion or (ii) are not directly addressed by our policies. These proxies are identified through a number of methods, including but not limited to concerns of clients, review by internal proxy specialists, and questions from consultants.

In instances of special circumstances or issues not directly addressed by our policies, the Investment Team is consulted for a determination of the proxy vote. The first determination is whether there is a material conflict of interest between the interests of our client and those of ADCM. If the Investment Team determines that there is a material conflict, the process detailed below under "Potential Conflicts" is followed. If there is no material conflict, we examine each of the issuer's proposals in detail in seeking to determine what vote would be in the best interests of our clients. At this point, the Investment Committee makes a voting decision based on maximizing the monetary value of each portfolios' holdings. However, the Investment Committee may determine that a proxy involves the consideration of particularly significant issues and may seek additional guidance from ADCM's Compliance Officer, and SSgA Compliance personnel.

ADCM also endeavors to show sensitivity to local market practices when voting proxies of non-U.S. issuers.

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VOTING

For most issues and in most circumstances, we abide by the following general guidelines. However, as discussed above, in certain circumstances, we may determine that it would be in the best interests of our clients to deviate from these guidelines.

Management Proposals

I. ADCM votes in support of management on the following ballot items, which are fairly common management sponsored initiatives.

         - Elections of directors who do not appear to have been remiss in the performance of their oversight responsibilities

         -        Approval of auditors

         -        Directors' and auditors' compensation

         -        Directors' liability and indemnification

         -        Discharge of board members and auditors

         -        Financial statements and allocation of income

         - Dividend payouts that are greater than or equal to country and industry standards

         -        Authorization of share repurchase programs

         -        General updating of or corrective amendments to charter

         -        Change in Corporation Name

         -        Elimination of cumulative voting

II. ADCM votes in support of management on the following items, which have potentially substantial financial or best-interest impact:

         - Capitalization changes which eliminate other classes of stock and voting rights

         - Changes in capitalization authorization for stock splits, stock dividends, and other specified needs which are no more than 50% of the existing authorization for U.S. companies and no more than 100% of existing authorization for non-U.S. companies

         - Elimination of pre-emptive rights for share issuance of less than a given percentage (country specific - ranging from 5% to 20%) of the outstanding shares

         -        Elimination of "poison pill" rights

         - Stock purchase plans with an exercise price of not less that 85% of fair market value

         -        Stock option plans which are incentive based and not excessive

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         -        Other stock-based plans which are appropriately structured

         -        Reductions in super-majority vote requirements

         -        Adoption of anti-"greenmail" provisions

III. ADCM votes against management on the following items, which have potentially substantial financial or best interest impact:

         - Capitalization changes that add "blank check" classes of stock or classes that dilute the voting interests of existing shareholders

         - Changes in capitalization authorization where management does not offer an appropriate rationale or which are contrary to the best interest of existing shareholders

         - Anti-takeover and related provisions that serve to prevent the majority of shareholders from exercising their rights or effectively deter appropriate tender offers and other offers

         - Amendments to bylaws which would require super-majority shareholder votes to pass or repeal certain provisions

         -        Elimination of Shareholders' Right to Call Special Meetings

         -        Establishment of classified boards of directors

         - Reincorporation in a state which has more stringent anti-takeover and related provisions

         - Shareholder rights plans that allow the board of directors to block appropriate offers to shareholders or which trigger provisions preventing legitimate offers from proceeding

         -        Excessive compensation

         - Change-in-control provisions in non-salary compensation plans, employment contracts, and severance agreements which benefit management and would be costly to shareholders if triggered

         -        Adjournment of Meeting to Solicit Additional Votes

         - "Other business as properly comes before the meeting" proposals which extend "blank check" powers to those acting as proxy

         - Proposals requesting re-election of insiders or affiliated directors who serve on audit, compensation, and nominating committees.

IV. ADCM evaluates Mergers and Acquisitions on a case-by-case basis. Consistent with our proxy policy, we support management in seeking to achieve their objectives for shareholders. However, in all cases, ADCM uses its discretion in order to maximize shareholder value. ADCM, generally votes, as follows:

         - Against offers with potentially damaging consequences for minority shareholders because of illiquid stock, especially in some non-US markets

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         -        For offers that concur with index calculators treatment and our ability to meet our clients return objectives for passive funds

         - Against offers when there are prospects for an enhanced bid or other bidders

         - For proposals to restructure or liquidate closed end investment funds in which the secondary market price is substantially lower than the net asset value

Shareholder Proposals

Traditionally, shareholder proposals have been used to encourage management and other shareholders to address socio-political issues. ADCM believes that it is inappropriate to use client assets to attempt to affect such issues. Thus, we examine shareholder proposals primarily to determine their economic impact on shareholders.

I. ADCM votes in support of shareholders on the following ballot items, which are fairly common shareholder-sponsored initiatives:

         - Requirements that auditors attend the annual meeting of shareholders

         -        Establishment of an annual election of the board of directors

         - Mandates requiring a majority of independent directors on the Board of Directors and the audit, nominating, and compensation committees

         - Mandates that amendments to bylaws or charters have shareholder approval

         - Mandates that shareholder-rights plans be put to a vote or repealed

         -        Establishment of confidential voting

         - Expansions to reporting of financial or compensation-related information, within reason

         -        Repeals of various anti-takeover related provisions

         -        Reduction or elimination of super-majority vote requirements

         -        Repeals or prohibitions of "greenmail" provisions

         -        "Opting-out" of business combination provisions

         - Proposals requiring the disclosure of executive retirement benefits if the issuer does not have an independent compensation committee

II. In light of recent events surrounding corporate auditors and taking into account corporate governance provisions released by the SEC, NYSE, and NASDAQ, ADCM votes in support of shareholders on the following ballot items, which are fairly common shareholder-sponsored initiatives:

         - Disclosure of Auditor and Consulting relationships when the same or related entities are conducting both activities

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         -        Establishment of selection committee responsible for the final approval of significant management consultant contract awards where existing firms are already acting in an auditing function

         - Mandates that Audit, Compensation and Nominating Committee members should all be independent directors

         - Mandates giving the Audit Committee the sole responsibility for the selection and dismissal of the auditing firm and any subsequent result of audits are reported to the audit committee

III. ADCM votes against shareholders on the following initiatives, which are fairly common shareholder-sponsored initiatives:

         -        Limits to tenure of directors

         - Requirements that candidates for directorships own large amounts of stock before being eligible to be elected

         -        Restoration of cumulative voting in the election of directors

         - Requirements that the company provide costly, duplicative, or redundant reports; or reports of a non-business nature

         - Restrictions related to social, political, or special interest issues which affect the ability of the company to do business or be competitive and which have significant financial or best-interest impact

         - Proposals which require inappropriate endorsements or corporate actions

         - Requiring the company to expense stock options unless already mandated by FASB (or similar body) under regulations that supply a common valuation model.

         - Proposal asking companies to adopt full tenure holding periods for their executives.

         - Proposals requiring the disclosure of executive retirement benefits if the issuer has an independent compensation committee

Shareholder Activism

We at ADCM agree entirely with the United States Department of Labor's position that "where proxy voting decisions may have an effect on the economic value of the plan's underlying investment, plan fiduciaries should make proxy voting decisions with a view to enhancing the value of the shares of stock" (IB 94-2). Our proxy voting policy and procedures are designed to ensure that our clients receive the best possible returns on their investments.

POTENTIAL CONFLICTS

As discussed above under Process, from time to time, the Investment Committee will review a proxy which presents a potential material conflict. For example, ADCM or its affiliates may provide services to a company whose management is soliciting proxies, or to another entity which is a proponent of a particular proxy proposal. Another example could arise when ADCM has business or other relationships with participants involved in proxy contests, such as a candidate for a corporate directorship.

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As a fiduciary to its clients, ADCM takes these potential conflicts very seriously. While ADCM's only goal in addressing any such potential conflict is to ensure that proxy votes are cast in the clients' best interests and are not affected by ADCM's potential conflict, there are a number of courses ADCM may take. The final decision as to which course to follow shall be made by the Investment Committee.

When the matter falls clearly within one of the proposals enumerated above, casting a vote which simply follows ADCM's pre-determined policy would eliminate ADCM's discretion on the particular issue and hence avoid the conflict.

In other cases, where the matter presents a potential material conflict and is not clearly within one of the enumerated proposals, or is of such a nature that ADCM believes more active involvement is necessary, the Investment Committee will follow one of two courses of action. First, ADCM may employ the services of a third party, wholly independent of ADCM, its affiliates and those parties involved in the proxy issue, to determine the appropriate vote.

Second, in certain situations the Investment Committee may determine that the employment of a third party is unfeasible, impractical or unnecessary. In such situations, the Investment Committee shall make a decision as to the voting of the proxy. The basis for the voting decision, including the basis for the determination that the decision is in the best interests of ADCM's clients, shall be formalized in writing as a part of the minutes to the ADCM Investment Committee. As stated above, which action is appropriate in any given scenario would be the decision of the Investment Committee in carrying out its duty to ensure that the proxies are voted in the clients', and not ADCM's, best interests.

RECORDKEEPING

In accordance with applicable law, ADCM shall retain the following documents for not less than five years from the end of the year in which the proxies were voted, the first two years in ADCM's office:

         1) ADCM's Proxy Voting Policy and any additional procedures created pursuant to such Policy;

         2) a copy of each proxy statement ADCM receives regarding securities held by its clients (note: this requirement may be satisfied by a third party who has agreed in writing to do so or by obtaining a copy of the proxy statement from the EDGAR database);

         3) a record of each vote cast by ADCM (note: this requirement may be satisfied by a third party who has agreed in writing to do
                  so);

         4) a copy of any document created by ADCM that was material in making its voting decision or that memorializes the basis for such decision; and

         5) a copy of each written request from a client, and response to the client, for information on how ADCM voted the client's proxies.

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DISCLOSURE OF CLIENT VOTING INFORMATION

Any client who wishes to receive information on how its proxies were voted should contact ADCM's Compliance Officer.

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                   PROXY VOTING POLICY FOR MARTIN CURRIE, INC.

                    STATEMENT OF POLICIES AND PROCEDURES FOR
                                 VOTING PROXIES

INTRODUCTION

As a registered investment adviser, Martin Currie, Inc. ("Martin Currie," "we" or "us") has a fiduciary duty to act solely in the best interests of our clients. As part of this duty, we recognize that we must exercise voting rights in the best interests of our clients.

Martin Currie recognizes the importance of good corporate governance in ensuring that management and boards of directors fulfill their obligations to shareholders. As part of our investment process, we take into account the attitudes of management and boards of directors on corporate governance issues when deciding whether to invest in a company.

Martin Currie is a global investment manager, and invests significantly in emerging markets. It should be noted that protection for shareholders may vary significantly from jurisdiction to jurisdiction, and in some cases may be substantially less than in the U.S. or developed countries.

This statement is intended to comply with Rule 206(4)-6 of the Investment Advisers Act of 1940. It sets forth the policy and procedures of Martin Currie, Inc. for voting proxies for our clients, including investment companies registered under the Investment Company Act of 1940.

PROXY VOTING POLICIES

It is the general policy of Martin Currie to support management of the companies in which it invests and will cast votes in accordance with management's proposals. However, Martin Currie reserves the right to depart from this policy in order to avoid voting decisions that we believe may be contrary to our clients' best interests.

ELECTIONS OF DIRECTORS: In many instances, election of directors is a routine voting issue. Unless there is a proxy fight for seats on the Board or we determine that there are other compelling reasons for withholding votes for directors, we will vote in favor of the management proposed slate of directors. That said, we believe that directors have a duty to respond to shareholder actions that have received significant shareholder support. We may withhold votes for directors that fail to act on key issues such as failure to implement proposals to declassify boards, failure to implement a majority vote requirement, failure to submit a rights plan to a shareholder vote and failure to act on tender offers where a majority of shareholders have tendered their shares.

APPOINTMENT OF AUDITORS: The selection of an independent accountant to audit a company's financial statements is generally a routine business matter. Martin Currie believes that management remains in the best position to choose the accounting firm and will generally support management's recommendation.

CHANGES IN CAPITAL STRUCTURE: Changes in a company's charter, articles of incorporation or by-laws are often technical and administrative in nature. Absent a compelling reason to the contrary, Martin Currie

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will cast its votes in accordance with the company's management on such proposals. However, we will review and analyze on a case-by-case basis any non-routine proposals that are likely to affect the structure and operation of the company or have a material economic effect on the company.

CORPORATE RESTRUCTURINGS, MERGERS AND ACQUISITIONS: Martin Currie believes proxy votes dealing with corporate reorganizations are an extension of the investment decision and will take account of our investment process policy in deciding how to vote.

CORPORATE GOVERNANCE: Martin Currie recognizes the importance of good corporate governance in ensuring that management and the board of directors fulfil their obligations to the shareholders. We generally favor proposals promoting transparency and accountability within a company.

SOCIAL AND CORPORATE RESPONSIBILITY: Martin Currie recognizes the importance of supporting sound and responsible policies in relation to social, political and environmental issues. However, in the interests of shareholders, we reserve the right to vote against proposals that are unduly burdensome or result in unnecessary and excessive costs to the company. We may abstain from voting on social proposals that do not have a readily determinable financial impact on shareholder value.

EXECUTIVE COMPENSATION: Martin Currie believes that company management and the compensation committee of the board of directors should, within reason, be given latitude to determine the types and mix of compensation and benefit awards offered. Whether proposed by a shareholder or management, we will review proposals relating to executive compensation plans and, if deemed excessive, may vote against the proposals.

PROXY VOTING PROCEDURES

PROXY VOTING

Our Market data team is responsible for the co-ordination of Martin Currie's proxy voting. They liaise with the Product managers and/or the Proxy voting committee to ascertain how Martin Currie will vote. They will then instruct the relevant Custodians. The Market data team is also responsible for ensuring that full and adequate records of proxy voting are kept.

The Product managers will implement the Proxy voting policies by instructing proxy voting in accordance with the general principles contained herein.

PROXY VOTING COMMITTEE

A. WE HAVE FORMED A PROXY VOTING COMMITTEE TO REGULARLY REVIEW OUR GENERAL PROXY POLICIES AND CONSIDER SPECIFIC PROXY VOTING MATTERS AS AND WHEN DEEMED NECESSARY. MEMBERS OF THE COMMITTEES INCLUDE SENIOR INVESTMENT PERSONNEL AND REPRESENTATIVES OF THE LEGAL & COMPLIANCE DEPARTMENT. THE COMMITTEE MAY ALSO EVALUATE PROXIES WHERE WE FACE A MATERIAL CONFLICT OF INTEREST (AS DISCUSSED BELOW).

CONFLICTS OF INTEREST

Martin Currie recognizes that there is a potential conflict of interest when we vote a proxy solicited by an issuer with whom we have any material business or personal relationship that may affect how we vote on the issuer's proxy. We believe that oversight by the proxy voting committee ensures that proxies are voted with only our clients' best interests in mind. In order to avoid any perceived conflict of interests, the following procedures have been established for use when we encounter a potential conflict.

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         1.       The Market data team will refer to the Legal and compliance team any proxy votes that are issued by existing clients or where Martin Currie holds a significant voting percentage of the company. The Legal and compliance team will make the initial determination about whether a material conflict of interest exists based on the facts and circumstances of each particular situation.

         2. If our proposed vote is consistent with our stated proxy voting policy, no further review is necessary.

         3. If our proposed vote is contrary to our stated proxy voting policy but is also contrary to management's recommendation, no further review is necessary.

         4. If our proposed vote is contrary to our stated proxy voting policy and is consistent with management's recommendation, the proposal is escalated to the proxy committee for final review and determination.

PROXIES OF CERTAIN NON-U.S. ISSUERS

Proxy voting in certain countries requires "share blocking." That is, shareholders wishing to vote their proxies must deposit their shares shortly before the date of the meeting (usually one-week) with a designated depositary. During this blocking period, shares that will be voted at the meeting cannot be sold until the meeting has taken place and the shares are returned to the clients' custodian banks. Martin Currie may determine that the value of exercising the vote does not outweigh the detriment of not being able to transact in the shares during this period. Accordingly, if share blocking is required we may abstain from voting those shares. In such a situation we would have determined that the cost of voting exceeds the expected benefit to the client.

PROXY VOTING RECORD

Clients may obtain information on how Martin Currie voted with respect to their proxies by contacting our Client services team at Martin Currie, Inc., Saltire Court, 20 Castle Terrace, Edinburgh, Scotland, EH1 2ES, tel.
011-44-131-229-5252, fax 011-44-131-222-2527 or email
clientservices@martincurrie.com